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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

     (Check One): [X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
                  [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

                       For Period Ended: December 31, 2002

[  ]  Transition  Report  on  Form  10-K
[  ]  Transition  Report  on  Form  20-F
[  ]  Transition  Report  on  Form  11-K
[  ]  Transition  Report  on  Form  10-Q
[  ]  Transition  Report  on  Form  N-SAR

                        For the Transition Period Ended:
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    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
     ======================================================================

  If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                         PART I - REGISTRANT INFORMATION

                               NUWAY MEDICAL, INC.
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                             Full Name of Registrant

                               NUWAY ENERGY, INC.
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                            Former Name if Applicable

                       23461 SOUTH POINTE DRIVE, SUITE 200
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                         Address of Principal Executive
                           Office (Street and Number)

                             LAGUNA HILLS, CA 92653
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                            City, State and Zip Code
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                        PART II - RULES 12b-25(b) AND (c)
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If  the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] | (a) The reasons described in reasonable detail in Part III of this form | could not be eliminated without unreasonable effort or expense.
     |
     |
[X] | (b) The subject annual report, semi-annual report, transition report on | Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be
     |     filed  on  or  before  the  fifteenth  calendar  day  following  the
     |     prescribed  due  date;  or the subject quarterly report or transition
     |     report  on  Form  10-Q, or portion thereof will be filed on or before
     |     the  fifth  calendar  day  following  the  prescribed  due  date; and
     |
[  ]  | (c) The  accountant's  statement  or  other  exhibit  required  by  Rule
      |     12b-25(c)  has  been  attached  if  applicable.
      |
      |

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                              PART III - NARRATIVE
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     State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, Form 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach Extra Sheets if Needed)

     Resignation of Chief Financial Officer has delayed preparation of the report.

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                           PART IV - OTHER INFORMATION
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     (1)  Name  and  telephone  number of person to contact to this notification

                Dennis  Calvert                       949          454-9011
           ----------------------------------   -----------  ------------------
                    (Name)                      (Area  Code)  (Telephone Number)

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     (2)  Have  all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

                                   [X]  Yes  [  ]  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                   [X]  Yes  [  ]  No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         The business changed its management in its entirety in the third quarter and refocused its efforts into areas unrelated to its past operations. The assets that generated revenue in last year's corresponding report were disposed of, resulting in the entire loss of revenue from those assets during the fourth quarter.

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                               NUWAY MEDICAL, INC.
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                  (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     March  31,  2003            By:      /s/
          ----------------                ---------------------
                                      Name:   Dennis  Calvert
                                      Title:  President

     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

     Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


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                              GENERAL INSTRUCTIONS

     1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

     2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

     3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

     4. Amendments to the notifications also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.



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